UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

City Language Exchange, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141521	20-5433090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6021 Roxton Road Halifax, Nova Scotia, Canada	B3H 1H4
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (904) 478-5065

2114 Robie Street, Unit 1 Halifax, Nova Scotia, Canada B3K 4M4
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CITY LANGUAGE EXCHANGE, INC.
April 14, 2008

Item 5.01.	Changes in Control of Registrant.

On April 14, 2008, Jonathan White, our President, Chief Executive Officer and Chief Financial Officer, privately sold 7,000,000 shares of our common stock, constituting 97.4% of our outstanding shares and all of the shares owned beneficially by him, to Vision Opportunity China LP, a Guernsey registered limited partnership. As a result of the privately-negotiated sale, a change in control occurred from Mr. White to Vision Opportunity China LP.

Vision Opportunity China LP purchased the shares for a total of approximately $345,000 in cash, inclusive of related acquisition costs. The source of the funding for the cash payment was the general working capital of Vision Opportunity China LP.

The terms of the purchase and sale transaction were as a result of arm’s-length negotiations between the parties. Neither party had any relationship with the other prior to this transaction.

Our officers and directors were not changed in connection with the purchase and sale transaction.

The foregoing description of the purchase and sale transaction does not purport to be complete and is qualified in its entirety by reference to the full text of a stock purchase agreement, the form of which is filed as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description

99.1	Form of Stock Purchase Agreement between Jonathan White and Vision Opportunity China LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITY LANGUAGE EXCHANGE, INC.

Date: April 14, 2008	By:	/s/ Jonathan White
Jonathan White President, Chief Executive Officer and Chief Financial Officer